EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Schedules Fourth-Quarter and Full-Year 2018 Earnings
Conference Call for February 14 and Provides Commodity Derivatives Update
TULSA, OK - January 22, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") will host a conference call on Thursday, February 14, 2019 to discuss its fourth-quarter and full-year 2018 financial and operating results, 2019 capital budget and 2018 year-end proved reserves. The Company also announces preliminary results for its commodity derivatives for fourth-quarter 2018 and its basic and diluted weighted-average shares outstanding.
Fourth-Quarter and Full-Year 2018 Earnings Conference Call
Laredo plans to release fourth-quarter and full-year 2018 earnings on Wednesday, February 13, 2019 after the market close and the Company will host a conference call on Thursday, February 14, 2019 at 7:30 a.m. CT (8:30 a.m. ET) to discuss its fourth-quarter and full-year 2018 financial and operating results. Individuals who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 9775779 or listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." A telephonic replay will be available approximately two hours after the call on February 14, 2019 through Thursday, February 21, 2019. Participants may access this replay by dialing 855.859.2056, using conference code 9775779.
Commodity Derivatives Update
For the three months ended December 31, 2018, Laredo expects to report a gain on derivatives of approximately $112.2 million, including approximately $6.6 million net cash received on settlements of matured derivatives and premiums paid. For the 12 months ended December 31, 2018, Laredo expects to report a gain on derivatives of approximately $43.0 million, including approximately $14.2 million net cash paid on settlements of matured derivatives and premiums paid.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under "Non-operating income (expense)" in Laredo's consolidated statement of operations.
Laredo maintains a disciplined hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices or their relationship to the markets in which the Company's products are sold. The Company evaluates its hedging needs on an ongoing basis and regularly modifies hedge positions based on future production expectations.

Weighted-Average Shares Outstanding
For the three months ended December 31, 2018, basic and diluted weighted-average shares outstanding were approximately 229.700 million and 230.190 million, respectively. For the 12 months ended December 31, 2018, basic and diluted weighted-average shares outstanding were approximately 232.339 million and 233.172 million, respectively.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of pending or potential litigation, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC") including, but not limited to, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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